TXUE DRAFT 6/24/10 7/9/10

PROFESSIONAL SERVICES AGREEMENT

BY AND BETWEEN

ATTUNE RTD

AND

TXU ENERGY RETAIL COMPANY LLC

CONTRACT NO. C0659201C

July [___], 2010

This Professional Services Agreement (this "Agreement") is made and shall become effective as of July [___], 2010 (the "Effective Date"), by and between TXU Energy Retail Company LLC, a Texas limited liability company ("COMPANY"), and Attune RTD, a Nevada corporation ("CONTRACTOR"), pursuant to which CONTRACTOR will provide to COMPANY the services described in the Statement of Work.  COMPANY and CONTRACTOR may be referred to each as a "Party" or collectively as the "Parties".

In consideration of the obligations herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.                                DEFINITIONS

Capitalized terms not defined within another section of this Agreement are defined below.

"COMPANY Group" means COMPANY, its ultimate parent corporation, Energy Future Holdings Corp., and all subsidiaries and affiliates of Energy Future Holdings Corp., and all officers, directors, shareholders, associates, related firms and entities, employees, servants and agents of Energy Future Holdings Corp., COMPANY and each such subsidiary or affiliate.

"Contract Administrator" means a representative of each Party named in this Agreement to act in matters relating to the revision of contract language, the adjustment of compensation or time, and the resolution of issues regarding the meaning of contract language.

"CONTRACTOR Group" means CONTRACTOR, all subcontractors of any tier employed by CONTRACTOR, and all affiliated or related firms and entities of CONTRACTOR, and all officers, directors, partners, limited partners, shareholders, associates, employees, servants and agents of CONTRACTOR and each such subsidiary or affiliate.

"CONTRACTOR Project Team" means CONTRACTOR's employees and subcontractors who will provide to COMPANY the Work.

"Deliverable" means, except to the extent otherwise expressly provided for in the Statement of Work, any tangible drawings, specifications, reports, and documents to be developed or prepared by CONTRACTOR for COMPANY as part of the Work, including without limitation the Data (as defined below), and as specified in the Statement of Work.  Notwithstanding any other provision in this document, title to any goods or property, whether Intellectual Property, software, firmware or personal property, in each case other than Data.  ~~(“Data”))~~ will not pass from the CONTRACTOR to the COMPANY or vice versa.  “Data” means (and data or other information regarding the operation or performance of the services described in the Statement of Work.  The Statement of Work is essentially for services rather than the sale of goods.

"Statement of Work" means Attachment 1 attached hereto.

"Work" or "Services" means the services and other resources and Deliverables prepared and/or provided by CONTRACTOR to COMPANY hereunder, including without limitation, all services, resources and Deliverables described in the Statement of Work.

ARTICLE 2.                                SCOPE OF WORK AND DELIVERABLES

CONTRACTOR shall perform the Work as specified in this Agreement and the Statement of Work.  Except as otherwise set forth herein or in the Statement of Work, CONTRACTOR will provide all materials, equipment, tools, supervision, and manpower resources necessary for the full and complete performance of the Work and the preparation of any Deliverables.

ARTICLE 3.                                NON-EXCLUSIVE

COMPANY reserves the right to obtain the types of services provided by CONTRACTOR from other sources without obligation or liability to CONTRACTOR.

ARTICLE 4.                                TERM OF AGREEMENT

The term of this Agreement shall commence on the Effective Date and, unless this Agreement is terminated earlier, shall continue through and including January 31, 2011 (the "Initial Term").  After the end of the Initial Term and each Renewal Term (as hereafter defined), this Agreement shall terminate unless at least 30 days prior to the end of the Initial Term or such Renewal Term, as the case may be, COMPANY provides CONTRACTOR written notice of COMPANY's intent to extend the term of this Agreement for an additional one-year term (a "Renewal Term"); provided that in no event shall this Agreement continue in effect for longer than 10 years after the Effective Date.

ARTICLE 5.                                COMPENSATION

Subject to the requirements of this Article 5, and as full compensation for the proper performance by CONTRACTOR of the Work, COMPANY will compensate CONTRACTOR in accordance with the rates or prices contained in the Statement of Work.

Except as otherwise expressly provided in the Statement of Work, COMPANY will not reimburse costs for any expenses, including, without limitation:

•	secretarial, clerical, and word processing services (whether normal, temporary, or overtime)
•	overtime meals, parking, or transportation (except for travel costs described above)
•	local telephone charges
•	office or conference room rental or support services
•	building services
•	computer services
•	equipment rental
•	library services
•	accounting and billing
•	internal messenger service
•	subscription or maintenance fees
•	office supplies
•	document or file storage
•	photocopying charges
•	costs of incoming or outgoing facsimiles and electronic data transmissions

COMPANY will not reimburse any fees or disbursements for which a deduction is disallowed under Section 162(e) of the Internal Revenue Code (relating to lobbying expenses), unless the appropriate COMPANY has granted advance written approval of such expenditures.

ARTICLE 6.                                INVOICES AND PAYMENT

Invoices will be submitted to COMPANY by CONTRACTOR in arrears at the end of each calendar month in which Work is performed.  Such invoices will include a detailed description, reasonably acceptable to COMPANY, of the Work invoiced thereunder and amounts billed therefor.  COMPANY shall not be obligated to pay any invoice that does not conform to the requirements of this Agreement, including, without limitation, the requirements of Article 5; provided that COMPANY shall promptly notify CONTRACTOR of any such non-payment of an invoice.  If CONTRACTOR fails to provide a correct invoice to COMPANY for any Work within 120 calendar days after the last day of the month in which such Work is performed, then COMPANY shall not be obligated to pay for such Work.

Each invoice issued in connection with Work shall reference this Agreement by number.

CONTRACTOR's invoices, if in compliance with this Agreement, will be paid within 60 days of COMPANY's receipt thereof; provided that should COMPANY dispute any portion of an invoice, COMPANY shall be obligated to pay only the undisputed portion of the invoice within such 60-day period, and shall advise CONTRACTOR in writing of its reasons for withholding the disputed portion.  COMPANY will thereafter pay such disputed amount to CONTRACTOR upon the resolution of such dispute to the Parties' mutual satisfaction.  In the event that COMPANY does not pay an undisputed or resolved amount when due, then CONTRACTOR shall, with 10 days after such payment was due, provide COMPANY written notice identifying such unpaid amount.  If COMPANY fails to pay such undisputed or resolved amount within 10 business days of receiving such written notice, then such unpaid amount shall accrue interest at the rate of 1.0% per month or the highest amount allowed by law, whichever is lower, until paid.

ARTICLE 7.                                ACCEPTANCE

Unless otherwise provided for in the Statement of Work, COMPANY will have 10 business days to evaluate any Deliverable provided for and described in the Statement of Work, beginning on the date of COMPANY's receipt of any such Deliverable from CONTRACTOR ("Acceptance Period").  At the conclusion of the Acceptance Period, COMPANY may at its option: (a) accept such Deliverable ("Acceptance"); (b) not accept such Deliverable; or (c) upon mutual agreement with CONTRACTOR, extend the Acceptance Period.

In the event that COMPANY notifies CONTRACTOR of COMPANY's decision not to accept a Deliverable, COMPANY and CONTRACTOR shall promptly undertake cooperative, good faith efforts for the purpose of:  (a) allowing CONTRACTOR to correct or modify the Deliverable so as to provide for the Acceptance of that Deliverable (which Acceptance shall be based on COMPANY's reasonable determination that the Deliverable conforms to all standards or specifications applicable to the Deliverable, as provided for in this Agreement and the Statement of Work); or (b) agreeing to an appropriate adjustment in the compensation payable by COMPANY for that Deliverable, consistent with the nature and extent of the deficiencies in that Deliverable which resulted in COMPANY's decision not to accept that Deliverable.

ARTICLE 8.                                SALES/USE TAX

A properly authorized Direct Payment Exemption Certificate is attached as Attachment 2 (Direct Payment Exemption Certificate), which will negate the necessity of CONTRACTOR's collection of State of Texas Sales and Use Tax from COMPANY.

ARTICLE 9.                                WORK SITE SAFETY, SECURITY, ALCOHOL, DRUGS AND WEAPONS

CONTRACTOR agrees to comply with and ensure that each member of CONTRACTOR Group complies with, the rules and procedures contained in Attachment 3 (Work Site Safety, Security, Alcohol, Drugs and Weapons) to this Agreement.

ARTICLE 10.                                INSURANCE

CONTRACTOR shall, at its sole cost and expense, carry and maintain, and ensure that any permitted subcontractors hereunder carry and maintain, during the term of this Agreement the minimum insurance coverages set forth on Attachment 4 (Minimum Insurance Requirements) with substantial and sound insurers.  The coverage limits are minimum limits and do not limit CONTRACTOR's liability arising from this Agreement or otherwise and are not to be considered indications of the actual coverage limits and types of insurance necessary in connection with performance of the Work and CONTRACTOR's obligations hereunder.  On or prior to the Effective Date, and on or prior to the each annual anniversary of the Effective Date, CONTRACTOR shall provide to COMPANY an insurance certificate evidencing such required insurance coverage.

ARTICLE 11.                                INDEPENDENT CONTRACTOR RELATIONSHIP

CONTRACTOR will act as and be deemed to be an independent contractor.  Neither CONTRACTOR nor any of its employees, nor any other members of CONTRACTOR Group, will act as, nor be deemed to be, an agent or employee of COMPANY.  CONTRACTOR shall have the sole right to control and directly supervise the method, manner and details of the Work.  CONTRACTOR does not undertake to perform any obligation of COMPANY, whether regulatory or contractual, or to assume any responsibility for COMPANY's business or operations.  CONTRACTOR has the sole right and obligation to supervise, manage, contract for, direct, procure, perform or cause to be performed all Work, except as otherwise provided in this Agreement or the Statement of Work.  CONTRACTOR accepts full and exclusive liability for the payment of all employer contributions and taxes measured by the remuneration paid to CONTRACTOR employees as required by all applicable United States federal, state and local laws, rules and regulations.

ARTICLE 12.                                ASSIGNMENT

CONTRACTOR will not assign, transfer or otherwise dispose of any of its obligations or duties hereunder without the prior written approval of COMPANY, which approval shall not be withheld unreasonably.  Any assignment, transfer or other disposal made without the express written approval of COMPANY will be null and void.

ARTICLE 13.                                SUBCONTRACTING

CONTRACTOR agrees not to subcontract all or any portion of the Work without the prior written consent of COMPANY, it being understood that in the event COMPANY provides any such consent, CONTRACTOR will not be relieved of any duty or liability relating to any Work by reason of subcontracting permitted hereunder, and, except as expressly required by COMPANY, there will be no contractual relationship between COMPANY and any subcontractor by virtue of this Agreement.

ARTICLE 14.                                BINDING ON SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES

This Agreement will inure to the benefit of and be binding upon the undersigned Parties and entities, and their respective legal representatives, successors and assigns, and, except as expressly provided herein, nothing in this Agreement shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

ARTICLE 15.                                FORCE MAJEURE

If either Party becomes unable, either wholly or in part, by an event of Force Majeure, to fulfill its obligations under this Agreement, the obligations affected by the event of Force Majeure will be suspended only during the continuance of that inability.  The Party so affected will exercise reasonable efforts to give written notice of the existence, extent and nature of the event of Force Majeure to the other Party as soon as practicable after the occurrence of that event.  The Party so affected will remedy its inability as soon as practicable.

The term "Force Majeure" as used in this Agreement means acts of God (except as excluded herein), strikes, lockouts, or other industrial disturbances, acts of public enemies, wars, blockades, insurrections, riots, epidemics, earthquakes, restraints or prohibitions by any court, board, department, commission or agency of the United States or of any States, any civil disturbances, or explosions or any other similar event beyond the reasonable control of the affected Party.  Rain, snow, ice or other typical adverse weather conditions will not be considered events of Force Majeure.

ARTICLE 16.                                TERMINATION

Except as otherwise agreed in the Statement of Work and notwithstanding the provisions of Article 4, COMPANY may terminate this Agreement (including the Statement of Work) at any time, at its sole discretion, by providing written notice of termination to CONTRACTOR.  The notice of termination will specify the effective date of any termination.

Except as otherwise agreed in the Statement of Work, in the event this Agreement is terminated, COMPANY's only liability will be to pay CONTRACTOR the unpaid balance due CONTRACTOR for Work actually performed prior to the date of termination.  Any Deliverables will be promptly delivered to COMPANY, in whatever form they exist at the time of such termination; provided that if such Deliverables are in a draft or developmental form, COMPANY and CONTRACTOR shall promptly undertake cooperative, good faith efforts for the purpose of agreeing to an appropriate adjustment in the compensation payable by COMPANY for that Deliverable.

If any such termination by COMPANY is following the occurrence of a default by CONTRACTOR in the performance of any of its obligations hereunder, there may be deducted from any unpaid balance due CONTRACTOR the amounts of all claims of COMPANY against CONTRACTOR, including, but not limited to, claims because of defect in materials and workmanship.

ARTICLE 17.                                WARRANTY

CONTRACTOR agrees and warrants that its employees, agents and subcontractors will perform the Work in accordance with high professional standards, and with a level of care, skill, knowledge and judgment required or reasonably expected of firms or persons performing comparable services, and in strict accordance with this Agreement and such other or additional standards, if any, as may be expressly set forth in the Statement of Work.

CONTRACTOR warrants further that its employees, agents and subcontractors assigned to perform any part of the Work possess the education, experience and skills required for the satisfactory and professional performance of the Work.

If within 12 months of completion of the Work, COMPANY notifies CONTRACTOR in writing that any of the Work fails to conform to any of the above-specified warranties, CONTRACTOR will provide to COMPANY, within 10 days of such notice, a plan to remedy the failure specified in such notice within 30 days of such notice at no additional cost to COMPANY, which plan shall be acceptable to COMPANY (the "Remedy Plan").  In the event that the CONTRACTOR is unable to remedy the failure or re-perform any Work necessary according to the Remedy Plan, COMPANY will have the right to hire a third party to remedy or re-perform such Work at CONTRACTOR's expense.

CONTRACTOR shall have no liability for defects in the Work to the extent solely and directly attributable to CONTRACTOR'S reliance upon or use of data, design criteria, drawings, specifications, or other written information furnished by COMPANY.

In performing the Work, CONTRACTOR will conform and otherwise ensure that the Work conforms to the specifications and output and delivery standards set forth in this Article 17 and all other warranties and standards of performance provided for in the Statement of Work (the "Performance Standards").

In case of conflict in the Performance Standards between any documents referenced or attached to this Agreement (including all Attachments, Exhibits and Schedules), except to the extent otherwise required by applicable law, the terms of the Statement of Work shall govern first, then the terms of this Article 17 shall govern.

ARTICLE 18.                                RECORDS AND RIGHTS TO AUDIT

CONTRACTOR will keep accurate and complete books of accounts, records, documents and other evidence related to the charges for and performance of all Work ("Records"), and of all changes or modifications to the charges therefor.  COMPANY may inspect those records upon prior request at any time during normal business hours.

All Records required for an audit and inspection will be made available at the offices of CONTRACTOR, at all reasonable times, for inspection, audit or reproduction, until three years from date of final payment for any Work.  COMPANY will bear its own expenses incurred in conducting any such inspection or audit; provided that should any audit or investigation produce evidence that CONTRACTOR has overstated charges or units of measure upon which charges are based, or provided gifts, gratuities or other benefits to employees of COMPANY in violation of the Business Ethics provisions of this Agreement, CONTRACTOR will be liable to COMPANY the cost of audit and investigation (in addition to any other remedies COMPANY may have hereunder or under applicable law).

CONTRACTOR'S records shall be subject to audit two times every 12 months.

ARTICLE 19.                                BUSINESS ETHICS

CONTRACTOR represents, warrants and covenants that neither it, nor any member of CONTRACTOR Group nor any other person or entity associated in any manner with CONTRACTOR, has provided or offered, or during the term of this Agreement will provide or offer, any compensation or benefit of any type, including any gift or gratuity, other than advertising mementos or other tokens of nominal value or reasonable business meals and business entertainment, to any COMPANY employee.

If, during the term of this Agreement, CONTRACTOR knows or becomes aware of any facts or circumstances contrary to the representations, warranties and covenants provided for in the preceding paragraph of this Article, CONTRACTOR will immediately notify COMPANY and provide sufficient information for COMPANY to take appropriate protective or corrective actions.  CONTRACTOR further agrees to cooperate fully in any investigation undertaken by COMPANY.

ARTICLE 20.                                CONTRACTOR'S RESPONSIBILITY FOR WORK

CONTRACTOR will care for and maintain all partially completed and finished Work until final Acceptance by COMPANY.  Acceptance of portions of the Work made for the purpose of determining partial payments will not constitute final Acceptance of any portion of the Work.

ARTICLE 21.                                CONFLICT OF INTEREST

CONTRACTOR will exercise reasonable efforts to ensure that those members of CONTRACTOR Group performing Work for COMPANY will not engage in any activity that will impair their ability to perform the Work in a professional and reliable manner.  If CONTRACTOR becomes aware that individuals performing Work hereunder are actively advocating in another matter a position materially adverse to COMPANY's interests in the engagement, CONTRACTOR will promptly ensure that such individuals cease performing any Work, and shall notify COMPANY of such circumstances.

ARTICLE 22.                                TAXES

CONTRACTOR will comply with all federal, state, or municipal laws, rules and regulations regarding taxes and the payment of taxes in relation to the Work, including, without limitation, social security, state unemployment insurance, gross receipts taxes, withholding taxes, and income tax.  CONTRACTOR will furnish, upon request by COMPANY, satisfactory evidence of its compliance with this Article.

ARTICLE 23.                                INDEMNIFICATION

CONTRACTOR agrees to and will defend, protect, indemnify and hold harmless COMPANY Group from and against all claims, losses, expenses, attorneys' fees, damages, demands, judgments, causes of action, suits, and liability in tort, contract, or any other basis and of every kind and character whatsoever (hereinafter in this and the following paragraphs collectively referred to as "Claims") brought or suffered by any member of CONTRACTOR Group, arising out of or incident to or related in any way to, directly or indirectly, this Agreement, the Work, or services or materials to be performed or supplied by CONTRACTOR, including, but not limited to, Claims arising out of or resulting from (a) any condition of the premises, (b) separate operations being conducted on the premises, or (c) the imperfection or defective condition, whether latent or patent, of any material or equipment sold, supplied, or furnished by COMPANY Group; and further, IT IS THE EXPRESS INTENT OF THE PARTIES THAT, FOR THE PURPOSES OF THIS PARAGRAPH, CLAIMS, AND CONTRACTOR'S OBLIGATIONS TO DEFEND, PROTECT, INDEMNIFY, AND HOLD HARMLESS, WILL INCLUDE, BUT NOT BE LIMITED TO, CLAIMS ARISING OUT OF OR RESULTING FROM COMPANY GROUP'S SOLE OR CONCURRENT (w) NEGLIGENCE, (x) GROSS NEGLIGENCE, (y) STRICT LIABILITY, OR (z) OTHER FAULT OF ANY NATURE.

For all Claims for bodily injury, death, or third party damages, except those Claims brought or suffered by any member of CONTRACTOR Group within the scope of the preceding paragraph, CONTRACTOR agrees to and will defend, protect, indemnify, and hold harmless COMPANY Group to the extent such Claims arise out of or are incident to or related in any way to this Agreement, the Work, or services or materials to be performed or supplied by CONTRACTOR.

To the extent necessary to permit COMPANY to enforce any term, clause, or condition of this Agreement, CONTRACTOR agrees that with respect to any Claims brought against COMPANY Group, CONTRACTOR will and does hereby waive as to COMPANY Group any defense it may have by virtue of the workers' compensation laws of any state.

COMPANY shall be entitled to approve in advance the legal counsel CONTRACTOR retains to defend any Claim for which CONTRACTOR must indemnify COMPANY.  CONTRACTOR shall keep COMPANY informed as to the status and progress of such claim, action, suit or proceeding.  CONTRACTOR shall instruct its legal counsel to cooperate with and provide requested information to COMPANY and its legal counsel.  CONTRACTOR shall not agree to or conclude any settlement that affects COMPANY without the prior written approval of COMPANY, which consent will not be unreasonably withheld.

ARTICLE 24.                                INTELLECTUAL PROPERTY

 CONTRACTOR represents and warrants that CONTRACTOR Group is the sole and exclusive owner, or an authorized licensee, of and possesses all necessary rights in and to the intellectual property, including, without limitation, patents, copyrights, trademarks, trade secrets, and know-how, associated with the Work or Services provided by CONTRACTOR to COMPANY (the “Contractor Intellectual Property”).

CONTRACTOR will hold harmless and indemnify COMPANY Group and, at COMPANY's option, defend COMPANY Group from and against any and all Claims arising out of or incurred as a result, directly or indirectly, of any alleged or actual infringement or violation of any actual or alleged intellectual property right, including but not limited to any patent, copyright, trademark, trade secret, or know-how, to the extent such Claims arise out of or are incident to or related in any way to this Agreement, the Work, or services or materials to be performed or supplied by CONTRACTOR.

In addition, if any third party claim is brought alleging infringement, violation or misappropriation of any intellectual property right, CONTRACTOR will avoid any further possible infringement, violation or misappropriation of the intellectual property right, and will promptly resolve the claim with no disruption to COMPANY either, in its discretion, by means of alternative non-infringing, non-violating and non-misappropriating arrangements for the Work, or by obtaining permission to use the intellectual property in question.

ARTICLE 25.                                COMPLIANCE WITH LAWS

CONTRACTOR represents, warrants and covenants that it is knowledgeable of and will comply with all federal, state, and local laws, rules, decrees, orders, regulations, by-laws, ordinances and codes that may, in any manner, affect the conduct of the Work, including all environmental laws.  In this regard, any failure to so comply in relation to the Work shall constitute a breach of this Agreement.  In particular but without limitation:

(a) CONTRACTOR expressly agrees that it will comply with the Equal Employment Opportunity and Affirmative Action obligations of Executive Order 11246, as amended, the Rehabilitation Act of 1973, as amended, and the Vietnam Era Veterans' Readjustment Assistance Act of 1974, as amended, where applicable.

(b) If the total amount of any order or request to purchase products hereunder exceeds $100,000, and CONTRACTOR will subcontract any portion of its performance hereunder, CONTRACTOR will comply with the clause set forth at Title 15 U.S.C. §637(d)(3), as amended by Public Law 106-50.

(c) If the total amount of any order or request to purchase products hereunder is $500,000 or more and CONTRACTOR will subcontract any portion of its performance hereunder, CONTRACTOR (except Small Business Concerns) will adopt a subcontracting plan in accordance with the requirements set forth in 15 U.S.C. 637(d)(6), as amended by Public Law 106-50.

(d) CONTRACTOR, with regard to its employees, assumes and retains sole and complete responsibility and liability for compliance with any federal, state, or local statutes relating to compensation or wage and hour considerations, including, but not limited to, the Federal Fair Labor Standards Act, and the Texas Minimum Wage Act of 1970, and the Texas Pay Act, as well as any and all other federal statutes impacting, directly or indirectly, CONTRACTOR's employees.

(e) CONTRACTOR will comply with the Customer Protection Rules promulgated by the Public Utilities Commission of Texas, Subchapter R of the Substantive Rules Applicable to Electric Service Providers.

(f) If fines, penalties or legal costs are assessed against COMPANY Group by any court or governmental agency due to CONTRACTOR Group's failure to comply with the requirements of this Article, CONTRACTOR will indemnify and hold harmless COMPANY Group from and against any and all fines, penalties, losses, liabilities, damages, claims, and costs (including reasonable attorneys' fees and court costs) arising out of or incurred as a result such assessment.

ARTICLE 26.                                CONFIDENTIAL AND PROPRIETARY INFORMATION

In connection with the Work, CONTRACTOR has requested and COMPANY is prepared to make available to CONTRACTOR certain proprietary and/or non-public information concerning its business, operations, financial condition, projections, and/or assets (including historical information).  In addition CONTRACTOR may furnish COMPANY with information that is confidential, proprietary or non-public.  The aforesaid information furnished by a party ("Disclosing Party") shall be considered "Confidential Information" as used herein.  As a condition to such Confidential Information being furnished to a party ("Receiving Party") and/or its directors, officers, employees, affiliates, agents, attorneys, accountants, financial advisors, subcontractors, and/or anyone acting on its behalf or at its direction (collectively, "Representatives"), Receiving Party agrees not to disclose any Confidential Information of the Disclosing Party to any person or entity (including, but not limited to, the media, any governmental representative, authority or tribunal, and any corporation, partnership, group, individual or other entity) except as set forth herein and to treat any Confidential Information of Disclosing Party as confidential, whether oral, written, or electronic, and whether prepared by the Disclosing Party, its Representatives, or otherwise, which has been or in the future is furnished to Receiving Party or its Representatives by Disclosing Party.

CONTRACTOR Receiving Party agrees that it and its Representatives shall use COMPANY's Confidential Information solely for the purpose of providing services hereunder.  Receiving Party hereby agrees that the Confidential Information will be kept confidential, that Receiving Party and its Representatives will not disclose to any person any of the Confidential Information, and the Confidential Information will not be used in any way detrimental to Disclosing Party or its equity holders, including, without limitation, to gain a competitive advantage with the businesses of Disclosing Party.  In addition, Receiving Party agrees that, without the Disclosing Party's prior written consent, Receiving Party and its Representatives will not disclose to any person or entity the fact that the Confidential Information has been made available to the Receiving Party or any of the terms, conditions, or other facts with respect to this Agreement and the Work.

Notwithstanding anything to the contrary herein, Receiving Party and any of its Representatives who have acquired Confidential Information from Disclosing Party may only disclose the Confidential Information to its Representatives (including employees) who (a) need to know such information for the purpose of performing or monitoring the performance of this Agreement, and (b) except in the case of Receiving Party's directors, officers, and employees, have executed a confidentiality agreement on substantially the same terms as incorporated in this Agreement.  Receiving Party and any of its Representatives who have acquired Confidential Information may only disclose Confidential Information to persons outside those listed in this paragraph or on terms other than those set forth in this paragraph with the written consent of the Disclosing Party.  Upon request, Receiving Party agrees to provide Disclosing Party a list of every person or entity that has been provided Confidential Information by Receiving Party or its Representatives and a copy of the signed Confidentiality Agreement signed by each of those persons or entities.  Receiving Party further agrees to inform its Representatives of the confidential nature of the Confidential Information.  Receiving Party shall be responsible for the failure of its Representatives to comply with this Agreement.

Notwithstanding anything to the contrary herein, in the event that Receiving Party or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, or by the Securities and Exchange Commission, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, Receiving Party shall provide the Disclosing Party with prompt written notice of any such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, Receiving Party or any of its Representatives are nonetheless legally compelled to make any such disclosure of Confidential Information, Receiving Party or its Representative may, without liability hereunder, disclose only that portion of the Confidential Information that on the advice of its counsel is legally required to be disclosed, provided that it will use reasonable efforts to assist the Disclosing Party in obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information, at Disclosing Party's expense.

The Receiving Party agrees not to divulge to third parties without written consent from Disclosing Party any information obtained from or through Disclosing Party in connection with the performance of this Agreement unless (a) the information is, at the time of disclosure by the Receiving Party, then in the public domain; (b) the information is known to the Receiving Party prior to obtaining the same from Disclosing Party; (c) the information is obtained by the Receiving Party from a third party who to Receiving Party's knowledge did not receive the same directly or indirectly, from the Disclosing Party; or (d) the information is independently developed by Receiving Party without breach of this Agreement.  The obligations of confidentiality under this Article shall be binding for a period of five years from the termination of this Agreement.

Upon termination of this Agreement, each Receiving Party, at the request of Disclosing Party, will promptly either deliver to the Disclosing Party all written or electronic Confidential Information that has been provided to it or acquired by it or its Representatives or destroy all such Confidential Information, and confirm such destruction in writing to the Disclosing Party, and neither Receiving Party nor its Representatives shall retain any copies, extracts, other reproductions in whole or in part of such Confidential Information, expressly including any electronic, audio, digital, or other back-up copies of the Confidential Information.  Any and all documents, memoranda, notes and other writings or electronic documents whatsoever prepared by Receiving Party or its Representatives based on Confidential Information shall either be destroyed or returned to Disclosing Party, expressly including any electronic, audio, digital, or other back-up copies of the materials, and no copy thereof shall be retained, and any such destruction shall be confirmed in writing to the Disclosing Party.  Notwithstanding anything to the contrary, Receiving Party may retain an archival copy of any document for your permanent records.  Notwithstanding the return, retention or destruction of the Confidential Information, Receiving Party and its Representatives will continue to be bound by the obligations of confidentiality and other obligations under this Agreement for the term provided above.

Receiving Party recognizes and acknowledges the competitive and confidential nature of the Confidential Information of the Disclosing Party and that irreparable damage will result to the Disclosing Party if Confidential Information is disclosed to any third party except as herein permitted or is used for any purpose other than as permitted hereunder.  It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this Article.  Accordingly, it is agreed by Receiving Party that Disclosing Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Article and/or to specific performance of this Article, and that neither Receiving Party, nor its Representatives will oppose the granting of such relief.  In the event of litigation relating to this Article, the non-prevailing party in such litigation shall reimburse the prevailing party's costs and expenses (including reasonable attorney's fees) incurred in connection with such litigation.  Such remedies shall not be deemed to be the exclusive remedies for a breach by a party of this Article, but shall be in addition to all other remedies available at law or equity.  Furthermore, Receiving Party agrees that it will notify the Disclosing Party if Receiving Party becomes aware of any unauthorized disclosure of any Confidential Information.

Receiving Party is aware, and will advise its Representatives, that United States securities laws prohibit any person who has material non-public information concerning a publicly traded company or entity (including Energy Future Holdings Corp.) from purchasing or selling securities of such company or entity, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Notwithstanding any other provision to the contrary in this Article, CONTRACTOR shall comply with the provisions of Attachment 5 (Privacy, Confidentiality and Information Security Provisions) in regard to Confidential Personal Information (as such term is defined in such Attachment).

ARTICLE 27.                                RIGHTS TO DATA

(a) Any Deliverable prepared for COMPANY and delivered to COMPANY, pursuant to this Agreement or relating to, directly or indirectly, the Work will become the property of COMPANY when so delivered.  However, because the Statement of Work is essentially for services rather than the sales of goods, notwithstanding any other provision in this document, title to any goods or property, whether Intellectual Property, software, firmware or personal property (in each case other than Data), will not pass from the CONTRACTOR to the COMPANY or vice versa.

(b) CONTRACTOR understands and acknowledges that COMPANY uses certain independent contractors, or other third party companies and entities as vendors providing goods and services to COMPANY, including COMPANY's attorneys ("COMPANY Vendors").  With regard to such COMPANY Vendors, CONTRACTOR agrees that any of the Deliverables under this Agreement may be provided by COMPANY to COMPANY Vendors in the course of the performance of such COMPANY Vendor's services to COMPANY.  However, all property and goods of the CONTRACTOR, whether Intellectual Property, software, firmware or personal property (in each case other than Data) shall remain the property of the CONTRACTOR.

(c) Nothing contained in this Agreement shall be construed as limiting or depriving CONTRACTOR of its rights to use its basic knowledge and skills to design or carry out other projects or work for itself or others, whether or not, except as provided elsewhere herein, such other projects or work are similar to the Work.

(d)           Subject to the Confidentiality provisions applicable to this Agreement, all documents, including drawings, specifications, and computer software prepared by CONTRACTOR pursuant to this Agreement are instruments of service in respect to the Work.  They are not necessarily intended or represented to be suitable for reuse on extensions of the Work or any other project.  Any such reuse, to the extent it may be specifically allowed under this Agreement, will be at COMPANY's sole risk and without liability or legal exposure to CONTRACTOR, and shall be subject to the confidentiality provisions applicable to this Agreement.

ARTICLE 28.                                GOVERNING LAW

Choice of Law; Designation of Jurisdiction for Disputes; Venue.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.  THE PARTIES MUTUALLY CONSENT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN DALLAS COUNTY, TEXAS AND AGREE BECAUSE THIS AGREEMENT IS PERFORMABLE IN PART IN DALLAS COUNTY, TEXAS, THAT ANY ACTION, SUIT OR PROCEEDING CONCERNING, RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE NEGOTIATION OF THIS AGREEMENT WILL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT IN DALLAS COUNTY, TEXAS, AND THE PARTIES AGREE THAT THEY WILL NOT RAISE ANY DEFENSE OR OBJECTION OR FILE ANY MOTION BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, INCONVENIENCE OF THE FORUM OR THE LIKE IN ANY CASE FILED IN A FEDERAL OR STATE COURT IN DALLAS COUNTY, TEXAS.  THE PARTIES MUTUALLY AGREE THAT THIS AGREEMENT IS A "MAJOR TRANSACTION" WITHIN THE MEANING OF THE TEXAS CIVIL PRACTICE AND REMEDIES CODE § 15.020.

ARTICLE 29.                                NON-WAIVER OF RIGHTS

A waiver by either Party of any breach of this Agreement, or the failure of either Party to enforce any of the provisions of this Agreement, will not in any way affect, limit or waive that Party's right to enforce and compel strict compliance with the same or other provisions.

ARTICLE 30.                                SURVIVAL

Neither the completion of any Work nor any termination or cancellation of this Agreement will relieve either Party of any obligations under this Agreement that by their nature survive the completion of the Work, including, but not limited to, obligations of payment as well as the obligations provided for in the Invoices and Payment, Confidential and Proprietary Information, Trade Secrets, Rights to Data, Warranty, Intellectual Property, Compliance with Laws, Indemnification, Compensation, and Limitations provisions of this Agreement.

ARTICLE 31.                                SEVERABILITY

In the event any provision of this Agreement is held to be void, unlawful or otherwise unenforceable, that provision will be severed from the remainder of the Agreement and replaced automatically by a provision containing terms as nearly like the void, unlawful, or unenforceable provision as possible; and the Agreement, as so modified, will continue in full force and effect.

ARTICLE 32.                                PUBLICITY

Except as required by law, CONTRACTOR shall not publicize its relationship with COMPANY, or the terms of this Agreement or the Statement of Work, or use COMPANY's name or other trademarks or service marks in any advertisement or publication, without COMPANY's prior written approval.

ARTICLE 33.                                IMMIGRATION; DRUG AND BACKGROUND CHECKS

(a) CONTRACTOR agrees to comply with the Immigration Reform and Control Act of 1986 ("IRCA"), as well as all regulations issued pursuant to IRCA or otherwise enforced by the United States Immigration and Customs Enforcement, The Office of Special Counsel for Immigration-Related Unfair Employment Practices, or any other governmental agency for or with respect to any of CONTRACTOR's employees, or other persons, performing any work as part or in furtherance of any of CONTRACTOR's obligations pursuant to this Agreement.

(b) CONTRACTOR shall verify the social security numbers provided to CONTRACTOR by those employees and persons.  CONTRACTOR agrees that it will not knowingly, recklessly, or with constructive knowledge accept fraudulent employment verification documentation or hire or continue to employ anyone who is unauthorized to work in the United States.  In addition, CONTRACTOR agrees to re-verify on or before the expiration date any time-limited work authorizations for any of its employees who are not lawful permanent residents and who perform Work, and agrees to require that any discrepancies in an employee's verification information be resolved within a reasonable time in order for the employee to perform Work under the Agreement.  Upon request, CONTRACTOR agrees to provide COMPANY with written certification of its IRCA compliance and social security number verification for any CONTRACTOR employee assigned to perform Work under the Agreement.  CONTRACTOR will not enter into any settlement agreement, consent decree, or other compromise with respect to any claims relating to the performance of the Work without first notifying COMPANY of CONTRACTOR's intention to do so and affording COMPANY ample opportunity to appear, intervene, or otherwise appropriately assert and protect COMPANY's interests with respect thereto.

(c) CONTRACTOR shall ensure that all members of CONTRACTOR Project Team (i) are authorized to work in any country in which they are assigned to provide Services, (ii) have completed and passed all drug tests and background checks required hereunder, and (iii) are not otherwise disqualified from performing the assigned work under applicable Laws.  CONTRACTOR shall immediately remove from the CONTRACTOR Project Team (and from the performance of Services) any person with respect to whom CONTRACTOR is not in compliance at any time with (i), (ii) and (iii).

(d) At CONTRACTOR's sole cost and expense (i) CONTRACTOR shall screen, interview and conduct reference and background checks, drug tests, and verification of employment satisfactory to COMPANY with respect to each member of the CONTRACTOR Project Team, and each such member shall have passed such reference and background checks, drug tests and employment verification, prior to the date on which such member first performs any Services, and (ii) CONTRACTOR shall conduct randomly scheduled drug re-tests and background re-checks on all members of CONTRACTOR Project Team as necessary to ensure that at all times not less than 50% of all members of CONTRACTOR Project Team shall have passed a drug test and background check within the prior 12 months.  All drug tests and background checks shall be conducted in accordance with the standards set forth in Attachments 6 and 7, respectively, as such standards may be updated by COMPANY from time to time in its sole discretion.

(e) CONTRACTOR, with regard to its employees, assumes and retains sole and complete responsibility and liability for compliance with all laws relating to immigration and work eligibility (including, but not limited to, IRCA) and all laws relating to the negligent hiring and/or supervision of any individual assigned by CONTRACTOR to perform Work under the Agreement.  If fines, penalties or legal costs are assessed against COMPANY Group by any court or governmental agency due to CONTRACTOR Group's failure to comply with the requirements of this Article, CONTRACTOR will indemnify and hold harmless COMPANY Group from and against any and all fines, penalties, losses, liabilities, damages, claims, and costs (including reasonable attorneys' fees and court costs) arising out of or incurred as a result, directly or indirectly, of that failure.

(f) CONTRACTOR agrees that its obligations under this Article also apply to any subcontractors engaged by CONTRACTOR and approved by COMPANY to perform Work.

ARTICLE 34.                                NOTICES

All notices from one Party to the other will be deemed to have been delivered if hand delivered or sent by United States certified mail, return receipt requested, postage prepaid, or nationally recognized delivery service, as follows:

If to CONTRACTOR:

Attune RTD
3700B Tachevah Road, Suite 117
Palm Springs, CA 92262
  Attention:  Thomas Bianco

If to COMPANY:

TXU Energy Retail Company LLC
6555 Sierra Drive
Irving, Texas  75039
  Attention: Retail Contract Administration

with a copy to:

TXU Energy Retail Company LLC
6555 Sierra Drive
Irving, Texas  75039
  Attention: Legal Department

ARTICLE 35.                                REPRESENTATIVES

COMPANY's Contract Administrator is Grant Carona, phone 214-812-6102.

CONTRACTOR's Contract Administrator is Thomas Bianco, phone 760-323-0233.

ARTICLE 36.                                AMENDMENTS

Except as otherwise provided in this Agreement, no changes, modifications, amendments or supplements to this Agreement or any other provisions will be valid unless agreed to in writing and signed by the Parties.

ARTICLE 37.                                ATTACHMENTS

The following attachments are incorporated into this Agreement:

Attachment 1                              –         Statement of Work
Attachment 2                              –         Direct Payment Exemption Certificate
Attachment 3                              –         Work Site Safety, Security, Alcohol, Drugs and Weapons
Attachment 4                              –         Minimum Insurance Requirements
Attachment 5                              –         Privacy, Confidentiality and Information Security Provisions
Attachment 6                              –         Drug Testing Specifications
Attachment 7                              –         Background Check Specifications

ARTICLE 38.                                ENTIRETY OF AGREEMENT

This Agreement, together with any and all attachments, constitutes the entire agreement between the Parties, and all prior negotiations, undertakings, understandings and agreements between the Parties relating to the Work are merged into this Agreement. The NDA previously entered into by the parties remains in full force and effect..

ARTICLE 39.                                NO CONSEQUENTIAL DAMAGES

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER IN CONTRACT, TORT, OR ON ANY OTHER BASIS, FOR ANY CONSEQUENTIAL DAMAGES OF ANY NATURE, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR REVENUES, LOSS OF CUSTOMER GOODWILL, BUSINESS INTERRUPTION COSTS, OVERHEAD COSTS, LOST PROFITS, COSTS OF CAPITAL, OR LOSS OF USE OF MONEY.  THE WARRANTIES, OBLIGATIONS, LIABILITIES AND REMEDIES OF THE PARTIES, AS PROVIDED HEREIN, ARE EXCLUSIVE AND IN LIEU OF ANY OTHERS AVAILABLE AT LAW OR IN EQUITY.

ARTICLE 40.                                COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Execution by facsimile or other electronic transmission of a signature page hereto shall be effective in all respects.

IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of each of the Parties, as of the Effective Date.

ATTUNE RTD                                                                           TXU ENERGY RETAIL COMPANY LLC

By:           _______________________                                                                By:           _______________________
Signature                                                                                                     Signature

Name:   _______________________                                                                  Name:_______________________

Title:           _______________________                                                             Title:           _______________________

ATTACHMENT 1

Statement of Work

Schedule:

Phase 1 – Assessment/On Site Visit
Description	Schedule	Predecessors
Site walk to determine existing variables related to equipment type and condition	Prior to the scheduled install date of within two weeks after Agreement execution	Identify install locations
Phase 2 – Install Product
Description	Schedule	Predecessors
Install up to 40 units in Dallas Install up to 10 units in Houston	To begin within three weeks and to be completed within six weeks after Agreement execution	Reference CONTRACTOR/COMPANY Master Project Plan (CONTRACTOR Master Project Plan 3/22/2010)
Phase 3 – Onsite evaluations and monitoring
Description	Schedule	Predecessors
Conduct a once a week onsite evaluation to inspect system and to verify that chemical count is being maintained properly.	Duration of pilot program	Phase 2 Install
Phase 4 – Pilot Evaluation
Description	Schedule	Predecessors
Assess and analyze D~~d~~ata	During 6 months of Agreement	Phase 1 through 3 complete

CONTRACTOR Responsibilities:

The following is a list of hardware, software and professional services that will be provided by the CONTRACTOR:
HARDWARE
☐	Up to 50 BioWave 175p Intelligent Pool Pump Controllers (IPPCs) with CSA safety and FCC certification
☐	Up to 50 COMPANY provided data-loggers if needed to validate proper operation of equipment (as determined and specified by COMPANY)
-	Data-loggers are defined here to be equipment that records information such as ambient temperature, water temperature, and electricity consumption and others not yet determined (“Data”).
SOFTWARE
☐	Software necessary to support Web Graphical User Interface (GUI) for the duration of the pilot, its intended purpose is for both the installer and homeowner.
-	CONTRACTOR will, for the purposes of the pilot, provide to COMPANY access to the back-end software needed to support the IPPCs GUI.
-	CONTRACTOR will, for the purposes of the pilot, provide to COMPANY technical support to resolve any operating defects with the homeowner GUI or backend software

PROFESSIONAL SERVICES
☐
CONTRACTOR will provide installation services and any supplementary equipment necessary to install up to 50 IPPCs and up to 50 COMPANY provided data-loggers if necessary.  Installation services are defined as follows

-
CONTRACTOR will provide an initial site visit to the installation home and document the condition and size of the pool, pool pump, filter, pool pump controller and any attached equipment such as vacuums and spas

-	CONTRACTOR will remove the customer’s original pool pump timer, package it, and provide to the homeowner for safe keeping.
-	CONTRACTOR will clean the pool filter and all filter traps to bring the pool pump and vacuum, if applicable, to good operating condition
-	CONTRACTOR will install the IPPC at the customer’s location including connecting the product to the homeowners internet service
☐	CONTRACTOR will remotely monitor installed IPPC and COMPANY provided data logger in order to quickly identify defects in design and/or regular operation (as defined by COMPANY)
-	CONTRACTOR will provide weekly customer site visits in both Houston and Dallas and identify any defects in the equipment and quickly fix them.
☐	CONTRACTOR will uninstall up to 50 IPPCs, at the request of the homeowner, and all data loggers at the customer’s premise at the conclusion of the pilot
-	CONTRACTOR will uninstall the IPCC at the homeowners request and reinstall the original timer or a new comparable timer
-	CONTRACTOR will uninstall all data loggers at the customer’s premise
-	CONTRACTOR will provide a final inspection and servicing of pool pump, filter, and other equipment at the conclusion of the pilot
☐	CONTRACTOR will provide technical support direct to the COMPANY for duration of pilot
-	CONTRACTOR will provide technical call support for COMPANY calls related to the IPCC for the duration of this pilot
-	CONTRACTOR will perform a service call to the customer’s home if the issue can not be resolved over the phone

CONTRACTOR Terms:

☐
COMPANY will pay $460 per home for each successfully installed IPCC including company provided data loggers, $100 per home that the IPCC is uninstalled and $36,250 for 6 months of program management.  CONTRACTOR will provide an invoice after the successful install of all 50 IPPCs.  CONTRACTOR will provide an invoice after the successful uninstall of all eligible, at the customer’s request, equipment.

ATTACHMENT 2

Direct Payment Exemption Certificate

State of Texas
Direct Payment Exemption Certificate
Limited Sales, Excise, and Use Tax

Direct payment authorization number:                                                                           3-203325645-7, TXU Energy Retail Company LLC

TXU Energy Retail Company LLC, hereinafter referred to as COMPANY, hereby claims exemption from the payment of state, city, county, SPD, MTA and/or CTD sales and/or use taxes upon its purchase of taxable items and/or services from:

CONTRACTOR:  Attune RTD                                                                           Address:                      3700B Tachevah Road, Suite 117
Palm Springs, CA 92262

Description of items and/or services purchased: professional services.

This certificate will remain in effect until the expiration date of the above contract.

This certificate does not cover:

A.	Purchase of taxable items and/or services to be resold.
B.	Sales or rental to any purchaser other than the permit holder.
C.	Sales or rental of motor vehicles subject to the motor vehicle sales and use tax (Chapter 152) and interstate motor carrier sales and use tax (Chapter 157).
D.	Nontaxable services or materials/supplies used or consumed by a provider of a nontaxable service.
E.	Lump-sum new construction projects to improve real property.

CONTRACTOR agrees not to permit others (including its contractors and repairmen) to use this direct payment authorization to purchase material tax-free.

COMPANY agrees to accrue and pay the tax to the Comptroller of Public Accounts as required by statute.

Permit holder:

TXU Energy Retail Company LLC

___________________________________________

Date:_______________
Grant Carona
Procurement Specialist

ATTACHMENT 3

WORK SITE SAFETY, SECURITY, ALCOHOL, DRUGS And WEAPONS

A.           SAFETY

1.
CONTRACTOR agrees that any safety-related assistance or initiatives undertaken by COMPANY will not relieve CONTRACTOR from responsibility for the implementation of, and compliance with, safe working practices, as developed from their own experience, or as imposed by law or regulation, and will not in any way, affect the responsibilities resting with CONTRACTOR under the provisions of any agreement to which these policies are attached and to meet all safety requirements as specified by the Occupational Safety & Health Administration (OSHA), the Mine Safety Health Administration (MSHA), the Department of Transportation (DOT) and any other applicable state or federal safety and health laws or regulations.

2.
In the event that a material safety data sheet, warning label, or other documentation concerning the use of hazardous chemicals at any property owned or controlled by COMPANY or any of its affiliates (collectively, "COMPANY Properties"), applies to any materials or equipment provided by CONTRACTOR as an aspect of the Work, such documentation will be provided by CONTRACTOR to COMPANY prior to the commencement of any such Work.

3.
CONTRACTOR will provide information to COMPANY regarding hazardous chemicals and/or consumable products that contain constituents listed in 40 CFR 372.65 used at any COMPANY Property.  CONTRACTOR will report the amount of such material carried on and off the site, the amount actually used and the manner of use.  CONTRACTOR will provide the maximum quantity of the material stored on site at any one time and if a waste material was collected, where it was disposed of (location name and address).  CONTRACTOR will provide information on the amount of material used for the previous calendar year by the first of February.

4.	CONTRACTOR will provide for the duration of the term of any agreement to which these policies are attached, at its sole expense, adequate first-aid facilities for members of CONTRACTOR Group.

5.
CONTRACTOR acknowledges and agrees that all members of CONTRACTOR Group performing Work at any COMPANY Property are required to view COMPANY's "CONTRACTOR/Visitor Safety Orientation" video, when applicable, and to read and adhere to COMPANY's "CONTRACTOR/Visitor Safety Booklet" prior to performing any Work at any COMPANY Property.

6.
CONTRACTOR acknowledges and agrees that, except as otherwise expressly authorized in writing by COMPANY's designated safety representative, appropriate protective equipment will be worn by any member of CONTRACTOR Group while on any COMPANY Property.  In addition, when any member of CONTRACTOR Group is performing Work which may expose that person to potential hazards, CONTRACTOR acknowledges and agrees that such person will wear appropriate clothing specific to and adequate for that exposure.

7.
CONTRACTOR will take all reasonable precautions to prevent any accident in connection with the performance of Work, including, but not limited to, putting up and maintaining sufficient barriers and lights.

8.
CONTRACTOR will report to COMPANY all accidents involving personal injuries (including death) and damage to property occurring directly or indirectly as a result of the Work performed by CONTRACTOR hereunder immediately, but in no event, no later than 24 hours after the occurrence of any such accident.  Any accident or incident occurring directly or indirectly as a result of the Work which CONTRACTOR must report to a regulatory agency (e.g. OSHA, MSHA, TCEQ) must also be reported to COMPANY immediately following notification to the regulatory agency.

B.	SECURITY

1.
COMPANY may supply such site security as it deems necessary and may specify to CONTRACTOR such additional security precautions and procedures at any COMPANY Property as, in COMPANY's opinion, are reasonably necessary for the safety and security of COMPANY's personnel and property.

2.
Security by COMPANY at COMPANY Properties, if any, will not provide personal policing of the materials, tools and equipment of CONTRACTOR Group.  CONTRACTOR will assume sole responsibility for safeguarding such materials, tools and equipment.

3.
It will be the affirmative duty of CONTRACTOR to ensure that CONTRACTOR Group assists in carrying out all security measures, to include reporting all information or knowledge of matters adversely affecting security to COMPANY's designated security personnel.

4.
COMPANY reserves the right to exclude any of CONTRACTOR's employees from any COMPANY Property by denial of access, suspension or revocation of access authorization, preemptory expulsion, or by any other means, without notice or cause.  Former COMPANY employees, and any of CONTRACTOR's employees who previously have been excluded from any COMPANY Property, may be brought onto COMPANY property or facilities only if prior approval from COMPANY is obtained.

5.
COMPANY measures may also include investigations, whether by COMPANY or law enforcement officials.  CONTRACTOR agrees to cooperate in such investigations and understands that COMPANY reserves the right to require anyone in CONTRACTOR Group to authorize appropriate agencies to release his or her criminal records to CONTRACTOR as a condition of either initial or continued permission for access to any COMPANY Property.  Investigations may include searches of CONTRACTOR Group.  Such searches may include searches of facilities assigned to CONTRACTOR Group, search of all COMPANY Property areas and property at such COMPANY Property areas, searches of including, but not limited to, offices, lockers, desks, lunch boxes, packages and motor vehicles (regardless of ownership).  Without limiting the foregoing, CONTRACTOR acknowledges and agrees that all members of CONTRACTOR Group, to the extent that COMPANY reasonably determines that such members require security badge access prior to entering onto any COMPANY Property, shall be required to comply with COMPANY's standard security badge requirements, including without limitation a background check to be performed by COMPANY.

6.	CONTRACTOR agrees to instruct its employees in the details of COMPANY's work site security policies and measures, both as specified herein and as hereinafter provided by COMPANY to CONTRACTOR.

C.	ALCOHOLIC BEVERAGES, DRUGS AND WEAPONS

CONTRACTOR will inform all members of CONTRACTOR Group, who may be involved in the performance of any Work, of the following COMPANY rules, relating to alcoholic beverages, drugs and weapons, with which all employees are expected to comply:

1.
Bringing, attempting to bring, possessing, using or being under the influence of intoxicants, drugs, or narcotics while on any COMPANY Property, including, but not limited to parking areas, is prohibited.  Possessing alcoholic beverages in sealed containers is permitted, however, in designated parking areas owned or controlled by Oncor Electric Delivery Company LLC, Luminant Generation Company LLC, Oak Grove Management Company LLC, Generation Development Company LLC, Sandow Power Company LLC and EFH Corporate Services Company, but not parking areas owned or controlled by Luminant Mining Company LLC, Luminant Big Brown Mining Company LLC and Oak Grove Mining Company LLC.

2.
Drugs prescribed by a licensed physician, for an individual working on any COMPANY Property, which could affect the employee's job performance, or non-prescription drugs which could affect the employee's job performance, are allowed on any COMPANY Property only if they have been previously cleared by the employee's supervisor.  Any employee taking such medication must inform his or her supervisor of the medication and dosage being taken.

3.
Bringing, attempting to bring, possessing or using firearms, whether classified as legal or illegal, while on any COMPANY Property, including but not limited to buildings, parking areas, recreation facilities, equipment and vehicles, is prohibited.  Use or possession of firearms for specific situations is permitted if approved by function or higher level management of COMPANY.

4.
Off-the-job involvement with intoxicants, drugs, or narcotics, which adversely affects COMPANY's business, to include impairing the employee's ability to perform his job, or the public trust in the safe operation of COMPANY is prohibited.

5.
Any conduct on any COMPANY Property which is in violation of any state or federal law or regulation is considered a violation of these rules and a breach of any agreement to which these policies are attached.

6.	CONTRACTOR is responsible for the compliance of CONTRACTOR Group with the above specified rules.

7.
In order to enforce these rules, all individuals with access to any COMPANY Property as well as the vehicles, offices, lockers and any personal belongings of such individuals on any COMPANY Property are subject to search by COMPANY and its agents, to include security representatives appointed or employed by COMPANY.  Individuals may be required to take a blood, urinalysis or Breathalyzer test, or submit to other recognized investigatory tests or procedures as are deemed appropriate or necessary by COMPANY in the investigation of a violation of these rules.

8.
The refusal, on the part of any of CONTRACTOR Group, to submit immediately to a search of his or her person and/or property, or to be tested, whether by blood test, urinalysis, Breathalyzer or other recognized investigatory test or procedure, after being requested to do so, will be considered a violation of COMPANY rules.

9.	Violations of these rules may be cause for denial of access to any COMPANY Property.

ATTACHMENT 4

Minimum Insurance Requirements [Insurance terms under discussion.]

PROFESSIONAL will, at its own expense, maintain in force throughout the period of this document or agreement, or as otherwise specified, the following minimum insurance coverages, with insurers acceptable to COMPANY.

1)
Workers' Compensation and Employers’ Liability Insurance, providing statutory benefits in accordance with the laws and regulations of the State of Texas or state of jurisdiction as applicable.  The minimum limits for the employers’ liability insurance will be $1,000,000 bodily injury each accident, $1,000,000 each employee bodily injury by disease, $1,000,000 policy limit bodily injury by disease.

2)
Commercial General Liability Insurance, including bodily injury and property damage, personal and advertising injury, contractual liability,  and including  products and completed operations coverage continuing for two years after termination of the Agreement, or completion of the Work, whichever is later, with minimum limits of $1,000,000 per occurrence for bodily injury, including death and property damage.

3)
Automobile Liability Insurance for coverage of owned, non-owned and hired autos, trailers or semi-trailers with a minimum combined single limit of $1,000,000 per accident for bodily injury, including death, and property damage.

4)	Professional Liability Insurance with a minimum limit of $1,000,000 per claim or occurrence.

The required limits of insurance can be satisfied by any combination of primary and excess coverage.

The commercial general liability insurance, automobile liability insurance and excess liability insurance policies will contain provisions that specify that the policies are primary and will apply without consideration for other policies separately carried and will state each insured is provided coverage as though a separate policy had been issued to each, except with respects to limits of insurance, and that only one deductible will apply per occurrence regardless of the number of insureds involved in the occurrence.  PROFESSIONAL will be responsible for any deductibles or retentions.

The commercial general liability insurance, automobile liability insurance, professional liability and excess liability insurance policies, if written on a claims-made basis, will be maintained in full force and effect for two years after termination of the Agreement or completion of the Work, whichever is later

All policies must be issued by carriers having an A.M. Best’s rating of “A-” or better, and an A.M. Best’s financial size category of “VIII”, or better and/or Standard & Poor Insurance Solvency Review of “A-”, or better.  If requested in writing by COMPANY, PROFESSIONAL will make available to COMPANY a certified copy of any or all insurance policies or endorsements required of PROFESSIONAL.

The requirements contained herein as to the types and limits of all insurance to be maintained by PROFESSIONAL are not intended to and will not, in any manner, limit or qualify the liabilities and obligations assumed by PROFESSIONAL under this document or agreement.

Prior to commencement of Work, PROFESSIONAL will provide to COMPANY certificates of insurance evidencing the coverage required herein.  COMPANY's review of certificates or policies will not be construed as accepting any deficiencies in PROFESSIONAL’s insurance or relieve PROFESSIONAL of any obligations set forth herein.  In addition, PROFESSIONAL will require each of its subcontractors to provide adequate insurance.  Any deficiencies in the insurance to be provided by subcontractors will be the responsibility of PROFESSIONAL.

Certificates of insurance must show Energy Future Holdings Corp. and its direct and indirect subsidiaries as the certificate holder, and as an additional insured (including completed operations) as respects all of the required coverages except workers’ compensation and professional liability.  Workers’ compensation shall include Energy Future Holdings Corp. and its direct and indirect subsidiaries as an alternate employer. All of the required coverages must provide a waiver of subrogation in favor of the certificate holder.  Certificates of insurance should also state that the certificate holder will receive 30 days advance written notice prior to non-renewal or cancellation.

PROFESSIONAL agrees to report to the manager of the claims department of the COMPANY in writing as soon as practical all instances of damage to the Work and all accidents or occurrences which may result in injuries to any person, including death, and any property damage, arising out of the performance of the Work.

If the insurance obligations required in this document or agreement exceed the maximum limits permitted by law or do not otherwise conform with any applicable law, then this agreement will be deemed amended so as to only require PROFESSIONAL to provide insurance to the maximum extent allowed by law.

ATTACHMENT 5

Privacy, Confidentiality and Information Security Provisions

For purposes of this Attachment, "Personal Information" means any data or information that (i) relates to an individual and (ii) identifies or can be used to identify the individual (such as an individual's name, postal address, e-mail address, telephone number, date of birth, Social Security number, driver's license number, account number, credit or debit card information (including without limitation card account number, personal identification number, card validation code or value, and magnetic stripe data), health or medical information or one or more factors specific to physical, psychological, mental, economic, cultural or social identity or any other unique identifier).

Representations and Warranties:

CONTRACTOR represents, warrants and covenants that:

(1)           CONTRACTOR and its employees, agents, consultants and subcontractors shall hold in strict confidence:

(a)           any and all Personal Information (whether in individual or aggregate form and regardless of the media in which it is contained) that may be disclosed at any time to CONTRACTOR or its employees, agents, consultants or subcontractors by COMPANY or its employees, agents, consultants or contractors in anticipation of, in connection with or incidental to the performance of services for or on behalf of COMPANY;

(b)           any and all Personal Information that may be disclosed at any time to CONTRACTOR or its employees, agents, consultants or subcontractors by COMPANY's customers;

(c)           any and all Personal Information (whether in individual or aggregate form and regardless of the media in which it is contained) that may be created, obtained, procured, used or accessed at any time by CONTRACTOR or its employees, agents, consultants or subcontractors in connection with or incidental to the performance of services for or on behalf of COMPANY; and

(d)           any information derived from the information described in (a), (b) and (c) above ((a), (b), (c) and (d) collectively, "Confidential Personal Information").

(2)           CONTRACTOR shall only collect, process, store, use, disclose and dispose of Confidential Personal Information for the benefit of COMPANY and, except with the prior written consent of COMPANY, only for the purpose of performing services for or on behalf of COMPANY in compliance with COMPANY's written instructions and for no other purpose.

(3)           CONTRACTOR shall comply with:

(a)           all applicable federal, state, and local laws, rules, regulations, and governmental requirements currently in effect and as they become effective relating in any way to the privacy, confidentiality or security of Confidential Personal Information;

(b)           all applicable industry standards concerning privacy, data protection, confidentiality or information security, including, without limitation, ISO 27001 (Information Security Management Systems) promulgated by the International Standards Organization ("ISO 27001") and any other similar standards; and

(c)           applicable provisions of the COMPANY privacy notice posted on www.txu.com and any other COMPANY privacy policies, statements or notices that are provided to CONTRACTOR in writing, ((a), (b), and (c) collectively, "Privacy Laws").

(4)           CONTRACTOR has obtained and shall maintain in full force and effect all licenses, consents, permits, approvals, authorizations and the like required to lawfully perform CONTRACTOR's obligations pursuant to this Attachment.  CONTRACTOR shall promptly notify COMPANY if CONTRACTOR receives any notice, demand, summons or complaint from any governmental or regulatory authority, agency or other body relating to the CONTRACTOR's performance in accordance with this Attachment, and shall take all actions, at CONTRACTOR's expense, to remedy and resolve any issues raised therein as promptly as practicable.

(5)           Any Confidential Personal Information provided by COMPANY or its employees, agents, consultants or contractors to CONTRACTOR, or created, obtained, procured, used or accessed by CONTRACTOR in COMPANY's name or on COMPANY's behalf, shall at all times be and remain the sole property of COMPANY and CONTRACTOR shall not have or obtain any rights therein.

(6)           Except with the prior written consent of COMPANY, CONTRACTOR shall not share, transfer, disclose or otherwise provide access to any Confidential Personal Information (or any portion thereof) to any third party, except those of CONTRACTOR's employees or agents who have a genuine need to know the Confidential Personal Information as a necessary condition to CONTRACTOR's performance of services for or on behalf of COMPANY.  In the instances in which COMPANY consents in writing to any subcontracting of services, whether in whole or in part, CONTRACTOR shall cause the subcontractor to agree with CONTRACTOR to the same duties and obligations applicable to CONTRACTOR in this Attachment.  CONTRACTOR shall only contract with a subcontractor (if permitted under the Agreement) that CONTRACTOR reasonably can expect to be suitable and capable to perform the delegated obligation in accordance with this Attachment.  CONTRACTOR shall cause each of its employees, agents, consultants and subcontractors who has access to Confidential Personal Information to comply with the terms and conditions of this Attachment in the same manner as CONTRACTOR is bound hereby.  In all events, CONTRACTOR agrees to remain fully responsible for and liable to COMPANY for any and all losses, uses or disclosures of, activities involving, or access to or acquisition of Confidential Personal Information by its employees, agents, consultants or subcontractors or other third parties.

Requirement to Maintain Information Security Program:

In addition to any other privacy, confidentiality or information security requirement set forth herein, CONTRACTOR shall, in accordance with industry leading practices and all applicable Privacy Laws, establish controls to ensure the confidentiality of Confidential Personal Information and to ensure that Confidential Personal Information is not disclosed contrary to the provisions of this Attachment or any applicable Privacy Laws.  CONTRACTOR shall develop, implement and maintain reasonable security procedures and practices to protect Confidential Personal Information from unauthorized access, destruction, use, modification and disclosure.  Without limiting the foregoing, CONTRACTOR shall maintain and implement a comprehensive written information security program, based on the ISO 27001 standard, that includes appropriate administrative, technical and physical safeguards and other security measures (including but not limited to computer hardware and software programs, and Internet security systems with regard to CONTRACTOR's collection, processing, storage, use, disclosure and disposal of Confidential Personal Information), designed to (i) ensure the security and confidentiality of Confidential Personal Information; (ii) protect against any anticipated threats or hazards to the security and integrity of Confidential Personal Information; and (iii) protect against unauthorized access to, or acquisition or use of, Confidential Personal Information.  CONTRACTOR will implement training programs to ensure that its employees assigned to carry out its obligations under this Agreement are properly informed of and fully understand all applicable Privacy Laws.

Information Security Breach Notification:

CONTRACTOR agrees to notify COMPANY immediately in writing of any breach of the provisions of this Attachment or any loss or unauthorized use, disclosure, acquisition of or access to any Confidential Personal Information of which CONTRACTOR becomes aware.  Such notice shall summarize in reasonable detail the effect on COMPANY, if known, of the breach, loss or unauthorized use, disclosure or acquisition of, or access to, Confidential Personal Information and the corrective action taken or to be taken by CONTRACTOR.  CONTRACTOR shall promptly take all necessary and advisable corrective actions, and shall cooperate fully with COMPANY in all reasonable and lawful efforts to prevent, mitigate or rectify such breach, loss or unauthorized use, disclosure, acquisition or access.  In addition to the notice provision contained herein, CONTRACTOR will also immediately report any such breach, loss, unauthorized use, disclosure or acquisition of or access to Confidential Personal Information to COMPANY's Legal Department at 972.868.2820.

Other Notifications:

CONTRACTOR agrees to notify COMPANY immediately in writing of any subpoena or other judicial or administrative order or proceeding seeking access to or disclosure of Confidential Personal Information.  COMPANY shall have the right to defend such action in lieu of and on behalf of CONTRACTOR.  COMPANY may, if it so chooses, seek a protective order.  CONTRACTOR shall reasonably cooperate with COMPANY in such defense.

Audit Rights:

COMPANY shall have the right to monitor CONTRACTOR's compliance with the terms of this Attachment.  During normal business hours, and with reasonable prior notice, COMPANY or its authorized representatives may audit, monitor and inspect CONTRACTOR's facilities and equipment, and any information or materials in CONTRACTOR's possession, custody or control, and interview CONTRACTOR's key employees wherever located, to the extent relating in any way to CONTRACTOR's obligations under this Attachment.  CONTRACTOR shall allow COMPANY and its representatives all necessary access and information to accomplish such audit.  An inspection performed pursuant to this paragraph shall not unreasonably interfere with the normal conduct of CONTRACTOR's business.  No such inspection by COMPANY as set forth herein shall relieve CONTRACTOR of any of its obligations under this paragraph, all of which shall remain absolute.

Return of Information:

Promptly upon the expiration or earlier termination of the Agreement, or such earlier time as COMPANY reasonably requests, CONTRACTOR shall return to COMPANY or its designee, or render unreadable or undecipherable if return is not reasonably feasible or desirable to COMPANY (which decision shall be based solely on COMPANY's written statement), each and every original and copy in every media of all Confidential Personal Information in the possession, custody or control of CONTRACTOR or CONTRACTOR's employees, agents, consultants or subcontractors.  Promptly following any return or alternate action taken to comply with this paragraph, CONTRACTOR shall provide to COMPANY a completed certificate of an officer of CONTRACTOR certifying that such return or alternate action occurred.

Remedies for Information Security Breach:

CONTRACTOR agrees that any breach of the provisions of this Attachment or any loss or unauthorized collection, processing, use, disclosure, disposal or acquisition of or access to any Confidential Personal Information in violation of this Attachment or any applicable Privacy Law may cause immediate and irreparable harm to COMPANY for which money damages may not constitute an adequate remedy.  Therefore, CONTRACTOR agrees that COMPANY may (i) suspend its performance or otherwise immediately terminate the Agreement, and (ii) obtain specific performance and injunctive or other equitable relief for any such violation, in addition to its remedies at law, without proof of actual damages.  CONTRACTOR agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

Indemnification:

CONTRACTOR agrees to indemnify and hold harmless COMPANY and its parent, affiliates, and subsidiaries and each of their respective officers, employees, directors and agents from, and at COMPANY's option defend against, any and all Claims, to the extent that such Claims arise from, or may be in any way attributable to, (i) any violation of the provisions of this Attachment; (ii) the negligence, gross negligence, bad faith, or intentional or willful misconduct of CONTRACTOR or its subcontractors (whether or not approved by COMPANY) or their respective employees, agents, consultants or other representatives; or (iii) CONTRACTOR's use of any subcontractor (whether or not approved by COMPANY) providing the services or parts thereof or arising out of or relating to CONTRACTOR's performance under this Agreement.

Miscellaneous:

It is understood and agreed by CONTRACTOR and COMPANY that the proper, lawful and secure collection, processing, storage, use, disclosure and disposal of Confidential Personal Information pursuant to this Agreement is of the utmost importance to COMPANY and the individuals about whom such Confidential Personal Information pertains.  CONTRACTOR and COMPANY further understand and agree that Confidential Personal Information is inherently valuable and therefore CONTRACTOR agrees to take all appropriate measures, whether spelled out in this Attachment or otherwise, to protect such Confidential Personal Information from improper, unauthorized or unlawful access, disclosure, use or disposal.

ATTACHMENT 6

DRUG TEST STANDARDS

Forms and Testing Organization

All drug testing shall be performed using the Universal Toxicology four part "Non-DOT" Chain of Custody and Request Form with white and blue top page, and shall be conducted by an independent third-party organization.

Types of Drug Tests

Each person subject to these drug testing requirements shall be tested as described below for Amphetamines, Cannabinoids (Marijuana), Cocaine, Opiates, Phencyclidine, Barbiturates and Benzodiazepine (collectively, "Tested Substances").

All drug tests shall include urinalyses to detect the presence and level of specific drugs or drug metabolites in a specimen.  Collected specimens shall be analyzed by a Department of Health and Human Services (DHHS) certified laboratory to identify the presence and level of each Tested Substance:

Pass/Fail Standards

Initial Screen                                     Confirmation Screen
Substance                                   Cutoff Levels (ng/ml)*                                           Cutoff Levels (ng/ml)*

Amphetamines                                                 1,000                                             500
Cannabinoids (Marijuana)                                                   50                                           15
Cocaine                                                  300                                           150
Opiates                                                 2,000                                           2,000
Phencyclidine                                                   25                                           25
Barbiturates                                                  300                                           300
Benzodiazepine                                                  300                                           300

*nanograms/milliliter

All specimens will be initially tested using an immunosassay for each Tested Substance.  All specimens below the initial screen cutoff levels for all Tested Substances will be eliminated from further analysis unless tampering by the individual who rendered the specimen is suspected, and will be considered negative.

If the initial screen indicates the potential presence of one or more of the Tested Substances at or above the applicable initial screen cutoff level, or if tampering with the specimen is suspected, a confirmatory test will be performed.  Gas Chromatography/Mass Spectrometry (GC/MS) shall be used in each confirmatory test.  Unless there is a legitimate medical explanation for the any confirmatory test indicating the presence of a Tested Substance at or above the confirmation screen cutoff level, such test shall be considered positive.

Compensation Reduction

CONTRACTOR's compensation for the Services shall be reduced as follows for each occurrence of CONTRACTOR's failure perform and document drug tests as required hereunder:

1st occurrence during contract year $500

2nd occurrence during contract year $1,000

3rd occurrence during contract year $2,500

4th and all subsequent occurrences during contract year $5,000 each

Each person for whom CONTRACTOR fails to perform and document a required drug test shall constitute a separate occurrence.  A contract year, for the foregoing purposes, shall mean the period from the effective date of the agreement to which these provisions apply (or anniversary thereof) to the immediately following anniversary thereof.

Files Audit

CONTRACTOR shall keep accurate and complete records of all drug tests required hereunder.  COMPANY may inspect those records upon prior request at any time during normal business hours.  All such records shall be maintained (including in respect of persons no longer employed by CONTRACTOR) until the expiration of one year from date of final payment for any Services.  Each failure to maintain and make available to COMPANY (in accordance with this paragraph) any of such records shall constitute a failure to perform and document drug tests for purposes of the compensation reduction provisions above.

ATTACHMENT 7

BACKGROUND CHECK STANDARDS

Notices to tested persons

Prior to each background check, the person being checked shall be provided a pre-adverse action disclosure notice that includes a copy of the individual's consumer report and a copy of "A Summary of Your Rights Under the Fair Credit Reporting Act" and should be given ten business days to take action to correct any inaccurate information.

Consistent with the requirements of the Fair Credit Reporting Act, after an adverse action is taken based on information from a criminal background check done by a third party, the individual shall be provided with (i) an adverse action notice including contact information for any third party reporting agency involved, (ii) a statement that that CONTRACTOR and not the reporting agency made the adverse decision, and (iii) notice of the right to dispute the accuracy of completeness of the information in the report.

Types of Background Checks

Criminal history background checks shall include a lifetime country-wide search of public records for federal, state, and county/local misdemeanor and felony convictions, deferred adjudications and probation.  Background checks shall be conducted by a Company-approved third party reporting agency (the Approved Vendors listed below are deemed Company-approved for this purpose).

Each background check (including rechecks) shall consist of a national criminal check, a state criminal check, and a check of the Sex Offender Registry, and shall include a Social Security Number trace with a validation (to reveal past and present addresses associated with issuance).

Pass/Fail Standards

A person shall be deemed to have failed the applicable background check if:

o
information is reported through the background check process indicating that such person has failed to disclose or misrepresented information requested at any time about such person's criminal background history;

o	such person has ever committed any felony constituting a violent crime, crime against a person, sexual offense or fraud;

o
such person has committed any other felony, or has been incarcerated for a felony, within 10 years prior to the date of such background check (i.e., for these felonies there must be a 10-year lapse in time from the later of the conviction and the end of any period of incarceration); or

o	such person has committed any misdemeanor other than:

o	traffic tickets;

o	no more than one DUI conviction, and it must have occurred at least two years prior to the date of the background check;

o	thefts by check; provided that in the 48 months prior to the date of the background check there can be no more than one theft by check and it must have been for an amount less than $100; and

o	drug-related misdemeanors committed greater than 48 months prior to the date of the background check

For purposes of both felonies and misdemeanors, a person is deemed to have committed the applicable offense if convicted of such offense (to include, without limitation, sentences of probation and deferred adjudication).

Compensation Reduction

CONTRACTOR's compensation for the Services shall be reduced as follows for each occurrence of CONTRACTOR's failure perform and document background checks as required hereunder:

1st occurrence during contract year $500

2nd occurrence during contract year $1,000

3rd occurrence during contract year $2,500

4th and all subsequent occurrences during contract year $5,000 each

Each person for whom CONTRACTOR fails to perform and document a required background check shall constitute a separate occurrence.  A contract year, for the foregoing purposes, shall mean the period from the effective date of the agreement to which these provisions apply (or anniversary thereof) to the immediately following anniversary thereof.

Files Audit

CONTRACTOR shall keep accurate and complete records of all background checks required hereunder.  COMPANY may inspect those records upon prior request at any time during normal business hours.  All such records shall be maintained (including in respect of persons no longer employed by CONTRACTOR) until the expiration of one year from date of final payment for any Services.  Each failure to maintain and make available to COMPANY (in accordance with this paragraph) any of such records shall constitute a failure to perform and document background checks for purposes of the compensation reduction provisions above.

Approved Vendors

•	Lexis/Nexis: Full background

•	HireRight: Full background

•	PSI, Inc.: Full Background

(PSI is located in Dallas. Contact is Angie Jimenez (903) 258.4139)

•	PublicData.com: Supplemental/secondary checks